Exhibit 7.01

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of February 22, 2016, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the common stock, par value $0.001 per share, of SciClone Pharmaceuticals, Inc. and any amendment thereto signed by each of the undersigned shall be filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Ally Bridge LB Healthcare Master Fund Limited

By:	/s/ Bin Li
Name: Bin Li Title: Director

Ally Bridge LB Management Limited

By:	/s/ Bin Li
Name: Bin Li Title: Director

ABG Management Limited

By:	/s/ Fan Yu
Name: Fan Yu Title: Director

Fan Yu

By:	/s/ Fan Yu

Bin Li

By;	/s/ Bin Li